Lehman Brothers Holdings Inc.
                      3 World Financial Center, 24th Floor
                               New York, NY 10285

                          OFFICE OF THE GENERAL COUNSEL


                                                       October 1, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  Document Control--Edgar

                         Re: Schedule 13D Amendment No.1

Dear Commissioner:

        On behalf of Lehman Brothers Holdings Inc. (the "Reporting Person"), submitted in electronic form for filing, is an Amendment No. 1 to the Schedule 13D relating to the Reporting Person's ownership of Common Stock of Energy Ventures, Inc.

        If you have any questions regarding this filing, please contact the undersigned at (212) 526-1911.

                                                          Very truly yours,

                                                          /s/ Karen C. Manson
                                                          Karen C. Manson
                                                          Vice President
                                                          Secretary

Enclosure

cc:     New York Stock Exchange
        Energy Ventures, Inc.